Exhibit 99.1
SOURCE: India Globalization Capital, Inc.

June 27, 2012 08:30 ET

India Globalization Capital Announces it has Entered Into a Memorandum of Settlement to Sell its Minority Interest in Sricon Infrastructure Private Limited

BETHESDA, MD--(Marketwire – June 27, 2012) – India Globalization Capital, Inc. (NYSE MKT: IGC) (NYSE Amex: IGC), a company competing in the rapidly growing materials and infrastructure industry in India and China, announced today that it has entered into a Memorandum of Settlement (the “MoS”) with Sricon Infrastructure Private Limited (“SIPL”), The Promoters of SIPL, India Globalization Capital Mauritius Limited (“WOS”), and Techni Bharathi Private Limited (“TBL”), pursuant to which the Company will give  up the 22% minority interest it currently holds in Sricon Infrastructure Private Limited in exchange for about 5 acres of land in Nagpur.

The board of IGC decided that it was in the best interest of the shareholders to exit the minority holding and focus management on the mining sector, especially the new assets in China.   In exchange for the minority interest, IGC will receive approximately 5 acres of land in Nagpur, India.  The land is a prime development site and already has mixed use zoning.  It is located along a major highway and in very close proximity to one of India’s largest cricket stadiums and the major airport in the area. Around the land, a great deal of development including a large housing colony has already been built.

“We believe that the land has a value between $5 million and $7 million today and will increase in value over the next few years as Nagpur is becoming one of India’s primary logistics hubs.  In the short term, we can realize immediate liquidity based on the collateral value of this property to support our core operations,” said Ram Mukunda, CEO of IGC.

The book value of IGC’s investment in Sricon on the 12/31/11 balance sheet is about $6.3 million and may result in a book loss once the analysis is completed. We have filed a preliminary Form 8-K with the details of the agreement.  We expect to file pro-forma financials for the transaction once it is finalized and the land is transferred to IGC. This transaction is expected to close in the quarter beginning in July.

“We are in the process of consolidating our businesses in India.  Selling Sricon is an important step towards this consolidation and monetization of under performing assets.    The sale of Sricon will have no material impact on our Income Statement, as the earnings from this minority investment were not consolidated. Going forward, our India operations will continue to run through our TBL subsidiary. This will greatly simplify our reporting and compliance,” added Ram Mukunda.

The strategic focus for the company is to own and operate mining assets beginning with Iron Ore and we expect to dispose other non-core assets that are not strategic to our goal.

About IGC:
Based in Bethesda, Maryland, India Globalization Capital (IGC) is a materials and infrastructure company operating in India and China.  We currently supply iron ore to Steel Companies operating in China and rock aggregate to the infrastructure industry in India.  For more information about IGC, please visit IGC's Web site at www.indiaglobalcap.com.

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws.  You can identify these statements by forward-looking words such as “may,” “will,” “should,” “believes,” “expects,” “intends,” “anticipates,” “thinks,” “plans,” “estimates,” “seeks,” “predicts,” “potential” or similar words or the negative of these words or other variations on these words or comparable terminology.  These forward-looking statements are based on the existing beliefs, assumptions, expectations, estimates, projections and understandings of the management of IGC concerning PRC Ironman with respect to future events at the time these statements are made.  These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict.  Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our competitive environment, infrastructure demands, iron ore availability and governmental, political, economic, legal and social conditions in China.

Factors that could cause actual results to differ, relate to the (i) ability of IGC to successfully execute on contracts and business plans, (ii) ability to raise capital and the structure of such capital including the exercise of warrants, (iii) exchange rate changes between the U.S. dollar, the Chinese RMB and the Indian rupee, (iv) weather conditions in China and India, (v) uncertainties with respect to the People's Republic of China’s legal and regulatory environment, and (vi) ability of the Company to access ports on the coasts of India.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's amended Annual Report on Form 10-K for the year ended March 31, 2011 and Schedule 14A filed on December 9, 2011 with the Securities and Exchange Commission.

Contact Information
Investor Relations Contact:
Mr. John Selvaraj
301-983-0998